Exhibit 99


April 4, 1997


Media:                 John F. McCarroll (515) 281-2785
Investor Relations:    J. Sue Rozema (515) 281-2250



MidAmerican Energy Holdings Company today said it has repurchased more than 1.1 million shares of the Company's common stock during the past three weeks. The Company announced on March 6 its intent to repurchase up to $200 million in common stock.

"The stock repurchase has proceeded very well," said Philip G. Lindner, senior vice president and chief financial officer. "We intend to complete the stock repurchase no later than Dec. 31, 1998."

Dillon, Read & Co. Inc. has been retained as agent for the repurchase program.

The $200 million authorization will allow the repurchase of more than 10 percent of shares outstanding at current market prices. The Company now has just under 100 million common shares outstanding. The common stock of MidAmerican Energy Holdings is traded on the New York Stock Exchange under the symbol MEC.

MidAmerican Energy Holdings Company, headquartered in Des Moines, Iowa, has three subsidiaries: MidAmerican Energy Company, MidAmerican Capital Company and Midwest Capital Group, Inc. MidAmerican Energy Company, Iowa's largest utility, serves 642,000 electric customers and 610,000 natural gas customers in Iowa, Illinois, Nebraska and South Dakota. MidAmerican Capital manages nonregulated businesses involved in railcar management and repair, electric and natural gas marketing, communications, security systems and passive investments. Midwest Capital is involved in regional economic development. Information on MidAmerican is available on the Internet at http://www.midamerican.com.

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